EXHIBIT 17.2

May 5, 2005



The Board of Directors
U.S. TELESIS HOLDINGS, INC.



Gentlemen:

Effective this date, I am resigning my position as President of U.S. Telesis Holdings, Inc.




Sincerely,


/s/ Nicolas Rigopulos
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Nicolas Rigopulos